PRICING SUPPLEMENT 472B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-137902 Dated August 26, 2008

Performance Securities with Contingent Protection

Linked to an International Index Basket

Strategic Alternatives to Indexing

Deutsche Bank AG, London Branch

$2,515,900 Securities Linked to an International Index Basket due on August 30, 2013

Investment Description

Performance Securities with Contingent Protection Linked to an International Index Basket (the “Securities”) provide enhanced exposure to potential appreciation of a basket of six international equity indices together with contingent protection at maturity of your initial investment if the Basket Level never closes below the Trigger Level on any trading day during the Observation Period. Investments with contingent protection of the invested amount can help reduce portfolio risk while maintaining an enhanced exposure to equities. The Securities do not guarantee any return of your initial investment. A negative Basket Return where the Basket Level closed below the Trigger Level on any trading day during the Observation Period will result in a payment at maturity of less than $10.00 per Security. The contingent protection feature applies only at maturity.

Features

❑

Growth Potential: The Securities provide the opportunity to receive enhanced equity returns by multiplying any positive Basket Return by the Participation Rate of 131.5%. The Securities are not subject to a maximum gain.

❑

Contingent Protection of the Invested Amount: If the Basket Return is negative, protection of your initial investment will depend on whether or not the Basket Level closed below the Trigger Level on any trading day during the Observation Period.

❑	Diversification: Investors can diversify in a contingent protection investment linked to a Basket of six international equity indices.

Key Dates

Trade Date	August 26, 2008
Settlement Date	August 29, 2008
Final Valuation Date[1]	August 23, 2013
Maturity Date[1]	August 30, 2013
CUSIP	25154K 66 8
ISIN	US25154K6689

[1]	Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities” in the accompanying product supplement B.

Security Offering

We are offering Performance Securities with Contingent Protection Linked to an International Index Basket. The Securities are linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100® Index, Nikkei® 225 Index, the Swiss Market® Index, the S&P ASX 200 Index, and the MSCI Emerging Markets® Index (the “Basket”). The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Basket. The Securities are our senior unsecured obligations and are offered at a minimum investment of $1,000.

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement B dated April 28, 2008, underlying supplement no. 6 dated August 5, 2008 and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement B for risks related to investing in the Securities.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006, product supplement B dated April 28, 2008, and underlying supplement no. 6 dated August 5, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the Securities, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of any Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement, product supplement B and underlying supplement no. 6. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$10.00	$0.35	$9.65
Total	$2,515,900.00	$88,056.50	$2,427,843.50
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,515,900.00	$98.88

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the Securities are a part, and the more detailed information contained in product supplement B dated April 28, 2008, and underlying supplement no. 6 dated August 5, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement no. 6 dated August 5, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508166790/d424b21.pdf

♦	Product supplement B dated April 28, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508093422/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Performance Securities with Contingent Protection Linked to an International Index Basket that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦

You seek an investment with a return linked to the performance of the Basket and you seek an investment that has exposure to the economies of the Eurozone, Switzerland, Japan, Australia, and international emerging markets.

♦

You seek an investment that offers only contingent protection of your investment when the Securities are held to maturity and are willing to be exposed to the risk that you will lose your initial investment if the Basket Level closes below the Trigger Level on any trading day during the Observation Period and the Basket Return is negative.

♦	You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦	You do not seek current income from this investment.

♦	You are willing to invest in the Securities based on the Participation Rate.

The Securities may not be suitable for you if:

♦	You do not seek an investment with exposure to the economies reflected in the Basket Indices.

♦	You believe the Basket Level will drop below the Trigger Level on any trading day during the Observation Period.

♦	You are unwilling or unable to hold the Securities to maturity.

♦	You seek an investment that is 100% protected against the loss of your initial investment.

♦	You seek current income from your investments.

♦	You seek an investment for which there will be an active secondary market.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per Security

Term	5 years

Basket

The Securities are linked to a Basket consisting of the Dow Jones EURO STOXX 50® Index, the FTSE 100TM Index, the Nikkei® 225 Index, the Swiss Market® Index, the S&P ASX 200 Index and the MSCI Emerging Markets® Index (each, a “Basket Index” and, collectively, the “Basket Indices”). The closing level of the Dow Jones EURO STOXX 50® Index on the trade date was 3,297.42. The closing level of the FTSE 100™ Index on the trade date was 5,470.70. The closing level of the Nikkei® 225 Index on the trade date was 12,778.71. The closing level of the Swiss Market Index on the trade date was 7,093.72. The closing level of the S&P/ASX 200 Index on the trade date was 5,007.50. The closing level of the MSCI Emerging Markets® Index on the trade date was 938.50.

Basket Weightings	Dow Jones EURO STOXX 50® Index (Bloomberg: SX5E <Index>)	40.00%
	FTSE™ 100 Index (Bloomberg: UKX <Index>)	25.00%
	Nikkei® 225 Index (Bloomberg: NKY<Index>)	20.00%
	Swiss Market Index (Bloomberg: SMI <Index>)	5.00%
	S&P/ASX 200 Index (Bloomberg: AS51<Index>)	5.00%
	MSCI Emerging Markets® Index (Bloomberg: MXEF<Index>)	5.00%

Trigger Level	50% of the Basket Starting Level

Participation Rate	131.5%

Payment at Maturity (per $10.00 Security)

If the Basket Return is positive, you will receive:

$10.00 + [$10.00 x Basket Return x Participation Rate]

If the Basket Return is zero, you will receive $10.00 per $10.00 Security.

If the Basket Return is negative and the Basket Level never closed below the Trigger Level on any trading day during the Observation Period, you will receive $10.00 per $10.00 Security.

If the Basket Return is negative and the Basket Level closed below the Trigger Level on at least one trading day during the Observation Period, you will receive:

$10.00 + ($10.00 x Basket Return)

In this scenario, you lose 1% of your initial investment for every 1% of negative performance of the Basket.

Basket Return	Basket Ending Level - Basket Starting Level Basket Starting Level

Basket Starting Level	100

Basket Ending Level	The Basket Level on the Final Valuation Date.

Basket Level

The Basket Level on each trading day will be calculated as follows:

100 x (1 + (40.00% x SX5E Return) + (25.00% x UKX Return) + (20.00% x NKY Return) + (5.00% x SMI Return) + (5.00% x AS51 Return) + (5.00% x MXEF Return)), where the Return for each Basket Index is the performance of the respective Basket Index, calculated as the percentage change from the respective index closing level on the Trade Date to the respective index closing level on the applicable trading day.

Observation Period	The period of trading days on which there is no market disruption event with respect to the Basket Indices commencing on (and including) the Trade Date to (and including) the Final Valuation Date.

Determining Payment at Maturity

If the Basket Return is zero, you will receive $10.00 per $10.00 Security that you hold at maturity. If the Basket Return is negative, you will receive your principal reduced by that negative Basket Return. Accordingly, your payment at maturity per $10.00 Security will be calculated as follows:

$10.00 + ($10.00 x Basket Return)

In this scenario, the contingent protection is lost and you will receive a payment at maturity that is less than your initial investment depending on how much the Basket declines.

What are the tax consequences of the Securities?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the Securities are uncertain, we believe it is reasonable to treat the Securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your Securities, other than pursuant to a sale or exchange, and your gain or loss on the Securities should be long-term capital gain or loss if you hold the Securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and/or character of income on the Securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples use a Participation Rate of 131.5%, a Trigger Level of 50% and a range of Basket Returns. The numbers below have been rounded for ease of analysis.

		The Basket Level did not close below the Trigger Level or the Basket Return is positive		The Basket Level closed below the Trigger Level on at least one trading day and the Basket Return is negative
Final Basket Level	Basket Return	Payment at Maturity	Return at Maturity	Payment at Maturity	Return at Maturity
200.00	100.00%	$23.15	131.50%	n/a	n/a
180.00	80.00%	$20.52	105.20%	n/a	n/a
160.00	60.00%	$17.89	78.90%	n/a	n/a
140.00	40.00%	$15.26	52.60%	n/a	n/a
130.00	30.00%	$13.95	39.45%	n/a	n/a
120.00	20.00%	$12.63	26.30%	n/a	n/a
110.00	10.00%	$11.32	13.15%	n/a	n/a
100.00	0.00%	$10.00	0.00%	n/a	n/a
90.00	-10.00%	$10.00	0.00%	$9.00	-10.00%
80.00	-20.00%	$10.00	0.00%	$8.00	-20.00%
70.00	-30.00%	$10.00	0.00%	$7.00	-30.00%
60.00	-40.00%	$10.00	0.00%	$6.00	-40.00%
50.00	-50.00%	$10.00	0.00%	$5.00	-50.00%
40.00	-60.00%	n/a	n/a	$4.00	-60.00%
20.00	-80.00%	n/a	n/a	$2.00	-80.00%
0.00	-100.00%	n/a	n/a	$0.00	-100.00%

Example 1—The Basket Level increases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 110. Because the Basket Ending Level of 110 is greater than the Basket Starting Level of 100, the Basket Return is positive and calculated as follows:

Basket Return = (110 - 100)/100 = 10%

Because the Basket Return is equal to 10%, the payment at maturity is equal to $11.32 per $10.00 Security, calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + ($10.00 x 10% x 131.5%) = $11.32

Example 2—The Basket Ending Level does not change from the Basket Starting Level of 100. Because the Basket Ending Level of 100 is the same as the Basket Starting Level of 100, the Basket Return is zero and calculated as follows:

Basket Return = (100 – 100)/100 = 0%

Because the Basket Return is equal to 0%, the payment at maturity is equal to $10.00 per $10.00 Security.

Example 3—The Basket Level decreases by 10% from a Basket Starting Level of 100 to a Basket Ending Level of 90 and the Basket Level never closed below the Trigger Level of 50 on any trading day during the Observation Period. Because the Basket Ending Level of 90 is less than the Basket Starting Level of 100, the Basket Return is negative and calculated as follows:

Basket Return = (90 - 100)/100 = -10%

Because the Basket Return is equal to -10%, and the Basket Level never closed below the Trigger Level on any trading day during the Observation Period, the payment at maturity is equal to $10.00 per $10.00 Security.

Example 3—The Basket Level decreases by 60% from a Basket Starting Level of 100 to a Basket Ending Level of 40, and the Basket Level closed below the Trigger Level of 50 on at least one trading day during the Observation Period. Because the Basket Ending Level of 40 is less than the Basket Starting Level of 100, the Basket Return is negative and calculated as follows:

Basket Return = (40 - 100)/100 = -60%

Because the Basket Return is equal to -60%, and the Basket Level closed below the Trigger Level on at least one trading day during the Observation Period, investors will lose 1% of their initial investment for each 1% of negative Basket Return, and the payment at maturity is equal to $4.00 per $10.00 Security calculated as follows:

Payment at maturity per $10.00 Security = $10.00 + ($10.00 x -60%) = $4.00

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement B. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Your Investment in the Securities May Result in a Loss of Your Initial Investment—The Securities do not guarantee any return of your initial investment. The return on the Securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the Basket Return is positive or negative and if the Basket Level closes below the Trigger Level on any trading day during the Observation Period. If the Basket Level closes below the Trigger Level on any trading day during the Observation Period, your initial investment will be exposed to any decline in the Basket Ending Level relative to the Basket Starting Level. Accordingly, you could lose your entire investment in the Securities.

♦

Contingent Protection of Your Initial Investment Applies Only if You Hold the Securities to Maturity—You should be willing to hold your Securities to maturity. If you sell your Securities prior to maturity in the secondary market, you may have to sell them at a discount and your initial investment will not be protected, regardless of whether or not the Basket Level has closed below the Trigger Level on any trading day during the Observation Period.

♦

Changes in the Level of the Basket Indices May Offset Each Other—The Securities are linked to a Basket composed of the Basket Indices. At a time when the level of one or more of the Basket Indices increases, the level of one or more of the other Basket Indices may not increase as much or may even decline. Therefore, in calculating the Basket Ending Level, increases in the level of one or more of the Basket Indices may be moderated, or offset, by lesser increases or declines in the level of one or more of the other Basket Indices.

♦

The Basket Indices are Unequally Weighted—The Basket Indices are unequally weighted. Accordingly, performances by the Basket Indices with higher weightings will influence the Final Basket Level and therefore the Basket Return to a greater degree than the performances of Basket Indices with lower weightings. If one or more of the Basket Indices with higher weightings perform poorly, that poor performance could negate or diminish the effect on the Final Basket Level of any positive performance by the lower weighted Basket Indices.

♦

Owning the Securities is not the same as Owning Basket Constituent Stocks—The return on your Securities may not reflect the return you would realize if you actually owned the constituents of a Basket Index or the Basket Indices. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.

♦

No Periodic Coupon Payments, Dividend Payments or Voting Rights—As a holder of the Securities, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Basket Indices would have.

♦

The Securities have Certain Built-in Costs—While the payment at maturity described in this pricing supplement is based on the full face amount of your Securities, the original issue price of the Securities includes the agents’ commission and the estimated cost of hedging our obligations under the Securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦

We Are One of the Companies That Make Up the Dow Jones EURO STOXX 50® Index, but We Are Not Affiliated with Any Other Company Included in the Basket Indices—We are one of the companies that make up the Dow Jones EURO STOXX 50® Index, but we are not affiliated with any of the other companies whose stock is included in the Basket Indices. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the stocks underlying the Basket Indices or your Securities. None of the money you pay us will go to the respective sponsors of the Basket Indices (the “Sponsors”), or any of the other companies included in the Basket Indices and none of those companies will be involved in the offering of the Securities in any way. Neither those companies nor the Sponsors will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

♦

There May be Little or No Secondary Market for the Securities—The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the Securities.

♦

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.

♦

Potential of Deutsche Bank AG transactions to impact price—Trading or transactions by Deutsche Bank AG or its affiliates in a Basket Index or the Basket Indices and/or over the counter options, futures or other instruments with returns linked the performance of a Basket Index or the Basket Indices, may adversely affect the market price of the Basket Index or the Basket Indices and therefore, the market value of the Securities.

♦

We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that May Be Inconsistent with Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Level of the Basket to Which the Securities Are Linked or the Value of the Securities—We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Basket Indices to which the Securities are linked.

♦

Price Prior to Maturity—In addition to the level of the Basket on any day, the market price of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including: the expected volatility of the Basket Indices; the time to maturity of the Securities; the market prices and dividend rates on the component stocks underlying the Basket Indices; interest and yield rates in the market generally and in the markets of the component stocks underlying the Basket Indices; a variety of economic, financial, political, regulatory or judicial events; the exchange rates and the volatility of the exchange rates between the U.S. dollar and the currencies in which the component stocks underlying the Basket Indices are based; supply and demand for the Securities; and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

The Securities are subject to the Issuer’s creditworthiness—An actual or anticipated downgrade in the Issuer’s credit rating will likely have an adverse effect on the market value of the Securities. The payment at maturity on the Securities is subject to the creditworthiness of the Issuer.

♦

The Securities have exchange rate exposure and the Basket Return will not be adjusted for this exposure—The shares tracked by the Basket Indices are denominated in currencies other than the U.S. dollar. Fluctuations in the value of these currencies relative to the U.S. dollar (and other important currencies) may affect your payment at maturity, if any, by negatively impacting local economies and therefore the performance of the Basket Indices. Further, because the shares underlying the MSCI Emerging Markets IndexSM are non-U.S.dollar denominated and this Basket Index is published in U.S. dollars, you will have direct foreign currency exposure through this Basket Index. Although the currencies represented in this Basket Index will likely fluctuate in value relative to the U.S. dollar over the term of the Securities, the Basket Return will not be adjusted for such fluctuations and the value of your Securities and your payment at maturity, if any, may be adversely affected.

♦

Non-U.S. Securities Markets Risks—The stocks included in the Dow Jones EURO STOXX 50® Index, the FTSE™ 100 Index, the Nikkei 225® Index, the Swiss Market Index, the S&P/ASX 200 Index and the MSCI Emerging Markets IndexSM are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the Securities.

♦

Emerging Markets Countries Often Suffer from Political and Economic Instability—The value of the Securities is subject to the political and economic risks of emerging market countries through the MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your Securities, and such adverse effect could be compounded by the MSCI Emerging Markets IndexSM having exposure to the affected market.

♦

The U.S. Federal Income Tax Consequences of an Investment in a Security are Unclear—There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the Securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Performance of the Basket

The graph accompanying illustrates the retrospective performance of the Basket from January 1, 1998 to August 26, 2008, calculated by setting the level of the Basket on August 26, 2008 equal to 100. These retrospective calculations of the Basket performance should not be taken as an indication of future performance.

Source: Deutsche Bank

Dow Jones EURO STOXX 50® INDEX

The Dow Jones EURO STOXX 50® Index is sponsored by STOXX Limited. As discussed more fully in underlying supplement no. 6 under the heading “The Dow Jones EURO STOXX 50® Index,” the Dow Jones EURO STOXX 50® Index is a free float-adjusted market capitalization index that seeks to provide exposure to European large capitalization equity securities. The Dow Jones EURO STOXX 50® Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 12 European countries. The Dow Jones EURO STOXX 50® Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

You can obtain the level of the Dow Jones EURO STOXX 50® Index at any time from the Bloomberg Financial Markets page “SX5E <Index> <GO>“ or from the STOXX website at www.stoxx.com.

The graph below illustrates the performance of the Dow Jones EURO STOXX 50® Index from January 1, 1998 to August 26, 2008. The historical levels of the Dow Jones EURO STOXX 50® Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Dow Jones EURO STOXX 50® Index closing level on August 26, 2008 was 3,297.42.

The information on the Dow Jones EURO STOXX 50® Index provided in this pricing supplement should be read together with the discussion under the heading “The Dow Jones EURO STOXX 50® Index” in underlying supplement no. 6. Information contained in the STOXX website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The FTSE™ 100 Index

The FTSE™ 100 Index is an index calculated, published and disseminated by FTSE, a company owned equally by the London Stock Exchange (the “LSE”) and The Financial Times Limited (“FT”), in association with the Institute and the Faculty of Actuaries. As discussed more fully in underlying supplement no. 6 under the heading “The FTSE™ 100 Index,” the FTSE™ 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE™ 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE which were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

You can obtain the level of the FTSE™ 100 Index at any time from the Bloomberg Financial Markets page “UKX <Index> <GO>“ or from the FTSE website at www.ftse.com.

The graph below illustrates the performance of the FTSE™ 100 Index from January 1, 1998 to August 26, 2008. The historical levels of the FTSE™ 100 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The FTSE™ 100 Index closing level on August 26, 2008 was 5,470.70.

The information on the FTSE™ 100 Index provided in this pricing supplement should be read together with the discussion under the heading “The FTSE™ 100 Index” in underlying supplement no. 6. Information contained in the FTSE website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The Nikkei® 225 Index

The Nikkei® 225 Index is published and disseminated by Nikkei Inc. As discussed more fully in underlying supplement no. 6 under the heading “The Nikkei® 225 Index,” the Nikkei® 225 Index is a modified, price-weighted average index of 225 Japanese companies listed in the First Section of the Tokyo Stock Exchange that measures the composite price performance of selected Japanese stocks. The 225 companies included in the Nikkei® 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities.

You can obtain the level of the Nikkei® 225 Index at any time from the Bloomberg Financial Markets page “NKY <Index> <GO>“ or from the Nikkei website at www.nni.nikkei.co.jp.

The graph below illustrates the performance of the Nikkei® 225 Index from January 1, 1998 to August 26, 2008. The historical levels of the Nikkei® 225 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Nikkei® 225 Index closing level on August 26, 2008 was 12,778.71.

The information on the Nikkei® 225 Index provided in this pricing supplement should be read together with the discussion under the heading “The Nikkei® 225 Index” in underlying supplement no. 6. Information contained in the Nikkei website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The Swiss Market Index

The Swiss Market Index (“SMI®”) was introduced on June 30, 1988 with a baseline value of 1500 points. As discussed more fully in underlying supplement no. 6 under the heading “The Swiss Market Index,” the SMI® is made up of a maximum of 30 of the largest, most liquid Swiss stocks of the Swiss Performance Index traded on the Electronic Bourse system. The SMI® includes stocks from the Zurich, Geneva and Basel stock exchanges. As of August 1, 2008, the SMI® was composed of 20 stocks. The SMI® stocks are weighted within the SMI® according to their free float market capitalization, and the SMI® contains around 85% of the entire free float market capitalization of the Swiss equity market.

You can obtain the level of the Swiss Market Index at any time from the Bloomberg Financial Markets page “SMI <Index> <GO>“ or from the Swiss Exchange website at www.swx.com.

The graph below illustrates the performance of the Swiss Market Index from January 1, 1998 to August 26, 2008. The historical levels of the Swiss Market Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The Swiss Market Index closing level on August 26, 2008 was 7,093.72.

The information on the Swiss Market Index provided in this pricing supplement should be read together with the discussion under the heading “The Swiss Market Index” in underlying supplement no. 6. Information contained in the Swiss Exchange website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The S&P/ASX 200 Index

The S&P/ASX 200 Index is governed by the Standard & Poor’s Australian Index Committee and made up of members of Standard & Poor’s and the Australian Stock Exchange. As discussed more fully in underlying supplement no. 6 under the heading “The S&P/ASX 200 Index,” the S&P/ASX 200 Index was introduced in April 2000 with a base value of 3000 to replace the All Ordinaries as an institutional benchmark index for the Australian equity market. As of December 2007 the S&P/ASX 200 Index covered approximately 78% of the Australian equity market by capitalization. The S&P/ASX 200 Index is composed of the S&P/ASX 100 plus an additional 100 stocks selected by the Standard & Poor’s Australian Index Committee. The official daily index closing values for price and accumulation indices are calculated after the market closes and are based on the last traded price for each constituent.

You can obtain the level of the S&P/ASX 200 Index at any time from the Bloomberg Financial Markets page “AS51 <Index> <GO>“ or from the Australian Securities Exchange website at www.asx.com.

The graph below illustrates the performance of the S&P/ASX 200 Index from January 1, 1998 to August 26, 2008. The historical levels of the S&P/ASX 200 Index should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The S&P/ASX 200 Index closing level on August 26, 2008 was 5,007.50.

The information on the S&P/ASX 200 Index provided in this pricing supplement should be read together with the discussion under the heading “The S&P/ASX 200 Index” in underlying supplement no. 6. Information contained in the Australian Securities Exchange website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

The MSCI Emerging Markets IndexSM

The MSCI Emerging Markets IndexSM is a stock index calculated in U.S. dollars, published and disseminated daily by Morgan Stanley Capital International Inc. (“MSCI”), a majority-owned subsidiary of Morgan Stanley. As discussed more fully in underlying supplement no. 6 under the heading “The MSCI Emerging Markets IndexSM,” the MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index of all of the equity securities (the “emerging markets component securities”) constituting the MSCI indices for the selected countries (the “emerging markets component country indices”). As of August 2007, the Emerging Markets IndexSM consisted of the following 25 emerging markets component country indices: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. Each of the emerging markets component country indices is a sampling of equity securities across industry groups in such country’s equity markets.

You can obtain the level of the MSCI Emerging Markets IndexSM at any time from the Bloomberg Financial Markets page “MXEF <Index> <GO>“ or from the MSCI website at www.mscibarra.com.

The graph below illustrates the performance of the MSCI Emerging Markets IndexSM from January 1, 1998 to August 26, 2008. The historical levels of the MSCI Emerging Markets IndexSM should not be taken as an indication of future performance.

Source: Bloomberg L.P.

The MSCI Emerging Markets IndexSM closing level on August 26, 2008 was 938.50.

The information on the MSCI Emerging Markets IndexSM provided in this pricing supplement should be read together with the discussion under the heading “The MSCI Emerging Markets IndexSM” in underlying supplement no. 6. Information contained in the MSCI website and Bloomberg Financial Markets page referenced above is not incorporated by reference herein.

Supplemental Underwriting Information

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions of $0.35 per $10.00 Security face amount. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement B.